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2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of April 1, 2012 by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as successor Special Servicer to Midland Loan Services, a Division of PNC Bank, National Association, Wells Fargo Bank, National Association as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC as Trust Advisor, Deutsche Bank Trust Company Americas, as Trustee relating to the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (WFRBS 2012-C6)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.       All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.       A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2017 to December 31, 2017 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.       To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/Adam Singer                                                                            Date: March 1, 2018

                     Adam Singer, Managing Director